For Immediate Release
May 16, 2005


                        HARVEY ELECTRONICS, INC. REPORTS

    SALES REUSLTS FOR THE FIRST SIX MONTHS AND SECOND QUARTER OF FISCAL 2005

            NEW BRIDGEWATER, N.J. STORE EXPECTED TO OPEN IN JUNE 2005
            ---------------------------------------------------------

Lyndhurst, NJ - On May 16, 2005, Harvey Electronics, Inc. ("Harvey Electronics", "Harvey" or the "Company". NASDAQ SmallCap Market symbol: "HRVE") announced sales results for the first six months and second quarter of fiscal 2005, ended April 30, 2005.

For the six months ended April 30, 2005, net sales aggregated $21.8 million, a decrease of $929,000 or 4.1% from the same period last year. Comparable store sales for the six-month period ended April 30, 2005 decreased approximately $994,000 or 4.4% from the same period last year.

For the second quarter of fiscal 2005, net sales aggregated $9.7 million, a decrease of approximately $618,000 or 6% from the same quarter last year. Comparable store sales for the second quarter of fiscal 2005 decreased approximately $669,000 or 6.5% from the same quarter last year.

Mr. Franklin Karp, Chief Executive Officer and President of Harvey Electronics stated, "The decline in comparable store sales that began in late January 2005, continued through the second quarter that ended in April. However, in April we began to see a resurgence in sales volume. This positive trend has continued for the first two weeks of May, the beginning of our third quarter, where we have seen an increase in comparable store sales."

"We believe the slowdown experienced in the second quarter was due to a deceleration of consumer spending resulting from uncertainties in the financial markets as well as consumer expectations that flat panel television prices will continue to decline, thus delaying the purchase decision in this product category. A decline in comparable store sales during this period has also been reported by other reporting electronics retailers in our industry."

Mr. Karp continued, "We believe that unit sales of flat panel televisions will accelerate in the latter part of the third quarter and the fourth quarter as video prices further compress. Harvey will continue to benefit from consumer demand for these flat panel products as well as our world class audio products, accessories and installation services, which are ultimately bundled with the sale of these video products."


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May 16, 2005

"Demand for our custom installation services continues to be strong. We believe our higher margin custom installation services and related accessories will result in a strong gross profit margin for the first six months and second quarter of fiscal 2005. Custom installation sales of equipment and labor accounted for over 60% of our net sales for the first six months of fiscal 2005, as compared to 58% of net sales for the same period last year. We plan to increase our efforts and commitment towards this important profit center for the remainder of fiscal 2005."

"The lease for our Bang & Olufsen store in Greenwich, Connecticut expired in April 2005. We elected not to renew this lease but rather to relocate and consolidate the operation within our Harvey Greenwich location, one block away. The relocation was completed in late April. This store-within-a-store concept presents Bang & Olufsen products in a unique and separate showcase within our Harvey store. We are excited about this new store-within-a-store concept. We believe this consolidation will give the Company the ability to retain a strong percentage of its Bang & Olufsen sales without the overhead of a separate store. We invite you to visit our renovated Greenwich, Connecticut store."

Mr. Karp noted, "We expect to open our new Harvey retail showroom in Bridgewater, New Jersey in June. The opening of this store was initially delayed by our landlord's construction difficulties, but we are now on schedule and very excited about this new location. New home construction is very strong in the Bridgewater area and we believe we will flourish in this growing community. We invite you to join us at our grand opening event in Bridgewater, New Jersey in July 2005."

Mr. Karp concluded, "We expect to report a loss in the second quarter. We have responded to this by reducing expenses for the remainder of the year, while maintaining our marketing presence. With the recent rebound in sales and in view of our expense initiatives, coupled with our strong gross profit margin, we remain optimistic about the remainder of the year."

Harvey Electronics is a leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the metropolitan New York area. The Company currently operates a total of eight locations; seven Harvey showrooms and one separate Bang & Olufsen branded store. There are two Harvey locations in Manhattan and five suburban locations in Paramus, New Jersey; Mt. Kisco, in Westchester; Greenwich, Connecticut; Greenvale/Roslyn, on the north shore of Long Island and in Eatontown, New Jersey. The Bang & Olufsen branded store is located in Union Square on 927 Broadway at 21st Street, in Manhattan. The Company also has a Bang & Olufsen showroom within our Harvey retail store in Greenwich, Connecticut.

Audio Video International, a well-respected trade publication, has named Harvey Electronics a national "Top Ten Retailer of the Year", six years in a row.

Please visit a Harvey showroom or one of our Bang & Olufsen branded stores. Ask about our Trade-In and Trade-Up Program and turn your old ordinary audio components into cash, to be used towards the extraordinary products you have always wanted. Experience a Harvey home theater, including a high-definition plasma flat screen, LCD or DLP television, DVD player and superior audio components controlled by one, easy to operate, remote control and presented in beautifully designed home vignettes, also featuring the finest in audio/video furniture. Also, please inquire about Harvey's custom installation services.
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May 16, 2005


From time to time, information provided by the Company, statements made by its employees or information, included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. Forward-looking statements can be identified by the use of words such as "believe", "expect", "intend", "anticipate", "in my opinion", and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-K and Forms 10-Q.

For more information and showroom locations, visit our website at www.harveyonline.com.

CONTACTS:
o        Michael E. Recca,
         Chairman of the Board
         Tel. (212) 709-1907, Fax: (212) 709-1952
         Email: mer@skycapitalholdings.com
o        Franklin C. Karp, CEO/President,
         E-mail: fkarp@harveyonline.com or
         Joseph J. Calabrese, Executive Vice President & CFO
         E-mail: jcalabrese@harveyonline.com
         Harvey Electronics, Inc.
         Tel. (201) 842-0078, Fax (201) 842-0660